EXHIBIT 99.1

Hyperion Therapeutics Announces Second Quarter 2013 Financial Results

Strong Early Launch Progress With Company's First Product, RAVICTI(R); Completed Integration of Acquired Product, BUPHENYL(R)

SOUTH SAN FRANCISCO, Calif., Aug. 14, 2013 (GLOBE NEWSWIRE) -- Hyperion Therapeutics, Inc. (Nasdaq:HPTX) today reported net revenue of $7.3 million following the first full quarter of sales of its newly approved compound, RAVICTI® (glycerol phenylbutyrate) Oral Liquid and one month of sales of BUPHENYL® (sodium phenylbutyrate) Tablets and Powder following the company's acquisition of that product.

According to president and chief executive officer, Donald J. Santel, "We are pleased with our RAVICTI launch thus far and have made solid progress on the reimbursement and market penetration fronts. We have also successfully assumed sales and distribution responsibilities for BUPHENYL and are now offering our comprehensive financial support services to patients on both drugs."

Second Quarter 2013 Financial Results

Hyperion reported GAAP net income of $25.0 million, or $1.17 earnings per diluted share for the three months ended June 30, 2013 compared with a net loss of $7.2 million, or $15.26 loss per diluted share for the same period of 2012. The net income in the current period is primarily due to a one-time gain the company recorded related to its purchase of the BUPHENYL product rights from Ucyclyd Pharma Inc. (Ucyclyd), a subsidiary of Valeant Pharmaceuticals International. Hyperion reported adjusted net loss of $4.5 million or $0.22 adjusted net loss per basic and diluted share for the three months ended June 30, 2013 compared with an adjusted net loss of $6.9 million, or $14.74 adjusted net loss per basic and diluted share for the same period of 2012. A reconciliation of GAAP to adjusted net loss is provided in the accompanying table below entitled "Reconciliation of GAAP to Adjusted Net Loss."

Revenue

During the three months ended June 30, 2013, Hyperion generated net product revenue of $7.3 million from the sale of RAVICTI and BUPHENYL. Net product revenue for the three months ended June 30, 2013 included $6.2 million in net sales from RAVICTI and $1.1 million in net sales from BUPHENYL.

Cost of Sales

Cost of sales for the three months ended June 30, 2013 was $0.9 million and consisted of RAVICTI product costs of $0.5 million and BUPHENYL product costs of $0.4 million. Cost of sales related to the sales of RAVICTI is not representative of Hyperion's future expectations of this expense as manufacturing related expenses associated with RAVICTI sales during the second quarter of 2013 were recorded to research and development expenses in periods prior to approval. As a result, cost of sales for RAVICTI for the next several quarters are expected to reflect a lower average per unit cost of materials. Cost of sales related to the sales of BUPHENYL was higher and not indicative of future cost of sales due to the recording of the step-up value on BUPHENYL inventories acquired from Ucyclyd which will be expensed to cost of sales as that inventory is sold.

Operating Expenses

Total adjusted operating expense increased by $6.0 million to $10.5 million for the three months ended June 30, 2013 compared to $4.5 million for the three months ended June 30, 2012. On a GAAP basis, operating expense was $12.1 million for the second quarter 2013 compared to $4.8 million for the same period in 2012.

Research and Development (R&D)

Adjusted R&D expenses decreased by $0.2 million to $2.4 million for the three months ended June 30, 2013 compared to $2.6 million for the three months ended June 30, 2012. On a GAAP basis, R&D expense was $2.6 million for the second quarter of 2013 compared to $2.7 million for the same period in 2012. The decrease was primarily due to decreases in clinical development costs due to completion of the company's Phase II trial in hepatic encephalopathy (HE) in 2012.

Selling, General, and Administrative (SG&A)

Adjusted SG&A expenses increased by $6.2 million to $8.1 million for the three months ended June 30, 2013 compared to $1.9 million for the three months ended June 30, 2012. On a GAAP basis, SG&A expense was $9.2 million for the second quarter of 2013 compared to $2.0 million for the same period in 2012. The increase in GAAP expenses was primarily due to an increase in employee-related costs as a result of new hires primarily in the commercial organization, increases in consulting expenses and other commercial and administrative related infrastructure expenses pertaining to the commercialization of RAVICTI.

Amortization of Intangible Asset

Amortization of intangible assets was $0.3 million for the three months ended June 30, 2013 and pertains to the amortization expense for the BUPHENYL product rights acquired as part of the BUPHENYL acquisition on May 31, 2013.

Interest Expense

Interest expense decreased by $0.9 million to $0.4 million for the three months ended June 30, 2013, compared to $1.3 million for the three months ended June 30, 2012. This decrease was primarily due to the conversion of the company's convertible notes to common stock upon the closing of its Initial Public Offering (IPO) in July 2012.

Gain from Settlement of Retention Option

The gain from settlement of retention option was $31.1 million for the three months ended June 30, 2013. On May 31, 2013, Hyperion acquired the BUPHENYL product rights from Ucyclyd. In accordance with the restated and amended collaboration agreement, Ucyclyd made a payment to Hyperion for retaining the rights to AMMONUL of $32.0 million which was off-set by the amount due to Ucyclyd of $19.0 million for the purchase of the BUPHENYL product rights and $2.0 million for the purchase of BUPHENYL inventory resulting in net payment to Hyperion of $11.0 million. The gain was determined based on the $11.0 million net payment received from Ucyclyd plus the BUPHENYL purchase price of $20.4 million (representing fair values of BUPHENYL product rights and inventories) offset by the book value of the option to purchase rights to BUPHENYL and AMMONUL of $0.3 million previously recorded in 2012.

Other Income (Expense)

Other income (expense), net was $1.1 million expense for the three months ended June 30, 2012 and included a change in fair value of $1.3 million of expense and $0.2 million of income related to common stock warrants and preferred stock warrants, respectively. These warrants converted at the time of our IPO and accordingly there was no corresponding amount in 2013.

Cash and Cash Equivalents

As of June 30, 2013, Hyperion had cash and cash equivalents of $109.7 million, an increase of $7.0 million from March 31, 2013. The increase is primarily due to the $11.0 million net payment received from Ucyclyd as part of Hyperion's acquisition of BUPHENYL partially offset by cash used in operations.

Conference Call and Webcast

Hyperion's management will discuss the company's financial results and provide a general business update, during its conference call beginning at 4:30 p.m. EDT/1:30 p.m. PDT today, Wednesday, August 14, 2013.

To access the live teleconference, please dial (877) 847-7188 (U.S.) or (408) 427-3787 (International) and reference the conference ID# 21769835. To access the webcast and replay, please go to the Events & Presentation page on the Investors section of the company's web site at www.hyperiontx.com.

About Hyperion Therapeutics

Hyperion Therapeutics, Inc. is a commercial stage biopharmaceutical company committed to developing and delivering life-changing treatments for orphan diseases and hepatology. For more information, please visit www.hyperiontx.com

For additional Important Safety Information including Warnings and Precautions, Adverse Events, Drug Interactions, and Special Populations, please see full Prescribing Information (PDF) and Medication Guide (PDF) for RAVICTI at http://www.ravicti.com/files/RAVICTI_Prescribing_Information.pdf and for BUPHENYL at http://www.hyperiontx.com/sites/default/files/BUPHENYL_Prescribing_Information.pdf.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Hyperion, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "may," "will," "expect," "anticipate," "estimate," "intend," and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements contained in this press release include expectations about future cost of sales for Ravicti and BUPHENYL. Hyperion undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties relating to the business of the company in general, see Hyperion's most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission and any subsequent filings with the Securities and Exchange Commission.

Non-GAAP Financial Measures

This press release and the reconciliation table included herein includes the following non-GAAP financial measures: adjusted net loss, adjusted net loss – basic and diluted per share, adjusted research and development expense, adjusted selling, general and administrative expense and adjusted operating expense. A description of the adjusted calculations and reconciliation to the comparable GAAP financial measures is provided in the accompanying table entitled "Reconciliation of GAAP to Adjusted Net Loss."

Hyperion management uses these non-GAAP financial measures to monitor and evaluate its operating results and trends on an on-going basis, and internally for operating, budgeting and financial planning purposes. The items excluded include such items such as non-cash expenses, non-recurring expenses and items that impact comparability to our peers. Hyperion management believes the non-GAAP information is useful for investors by offering the ability to better identify trends in our business and better understand how management evaluates the business. These non-GAAP measures have limitations, however, because they do not include all items of income and expense that affect the Company. These non-GAAP financial measures are not prepared in accordance with, and should not be considered in isolation of, or as an alternative to, measurements required by GAAP.

Hyperion Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
Product revenue, net	$ 7,305	$ —	$ 8,088	$ —

Total revenues	7,305	—	8,088	—

Costs and expenses:
Cost of sales	875	—	943	—
Research and development	2,562	2,732	4,401	11,640
Selling, general and administrative	9,220	2,023	17,164	4,340
Amortization of intangible asset	329	—	329	—

Total costs and expenses	12,986	4,755	22,837	15,980

Loss from operations	(5,681)	(4,755)	(14,749)	(15,980)
Interest income	11	3	12	7
Interest expense	(387)	(1,282)	(795)	(2,322)
Gain from settlement of retention option	31,079	—	31,079	—
Other income (expense) - net	—	(1,128)	500	(753)

Net income (loss) per share attributable to common stockholders:	$ 25,022	$ (7,162)	$ 16,047	$ (19,048)
Basic	$ 1.25	$ (15.26)	$ 0.86	$ (40.59)
Diluted	$ 1.17	$ (15.26)	$ 0.80	$ (40.59)

Weighted average number of shares used to compute net income (loss) per share of common stock:
Basic	20,050,987	469,319	18,716,332	469,319
Diluted	21,358,275	469,319	19,978,089	469,319

Hyperion Therapeutics, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	June 30, 2013	December 31, 2012 (1)
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$ 109,727	$ 49,853
Accounts receivable, net	1,723	—
Inventories	4,992	—
Prepaid expenses and other current assets	599	1,155

Total current assets	117,041	51,008
Property and equipment, net	431	49
Intangible asset, net	16,171	—
Other non-current assets	57	147

Total assets	$ 133,700	$ 51,204

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$ 2,057	$ 2,177
Accrued liabilities	4,612	2,540
Deferred revenue	110	—
Notes payable, current portion	5,406	4,348

Total current liabilities	12,185	9,065
Notes payable, net of current portion	5,248	7,750

Total liabilities	17,433	16,815

Stockholders' equity
Preferred stock	—	—
Common stock	2	2
Additional paid-in capital	239,215	173,384
Accumulated deficit	(122,950)	(138,997)

Total stockholders' equity	116,267	34,389

Total liabilities and stockholders' equity	$ 133,700	$ 51,204

(1) Derived from the audited financial statements, included in the Company's Annual Report on Form 10-K/A for the year ended December 31, 2012 filed with the Securities and Exchange Commission on February 26, 2013.

Hyperion Therapeutics, Inc.
Reconciliation of GAAP to Adjusted Net Loss
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net income:
Net Income (loss) GAAP	$ 25,022	$ (7,162)	$ 16,047	$ (19,048)
Adjustments:
Gain from settlement of retention option (a)	(31,079)	—	(31,079)	—
Employee stock-based compensation (b)	1,253	242	1,759	320
Amortization of intangible asset (c)	329	—	329	—
Adjusted Net loss	$ (4,475)	$ (6,920)	$ (12,944)	$ (18,728)

Operating expense (Research and development expense; Selling, general and administrative expense, and amortization of intangible asset expense):
Operating Expense – GAAP	$ 12,111	$ 4,755	$ 21,894	$ 15,980
Adjustments:
Employee stock-based compensation (b)	(1,251)	(242)	(1,756)	(320)
Amortization of intangible asset (c)	(329)	—	(329)	—
Adjusted Operating expense	$ 10,531	$ 4,513	$ 19,809	$ 15,660

Research and development expense:
Research and development expense – GAAP	$ 2,562	$ 2,732	$ 4,401	$ 11,640
Adjustments:
Employee stock-based compensation (b)	(143)	(102)	(235)	(139)
Adjusted Research and development expense	$ 2,419	$ 2,630	$ 4,166	$ 11,501

Selling, general and administrative expense:
Selling, general and administrative expense – GAAP	$ 9,220	$ 2,023	$ 17,164	$ 4,340
Adjustments:
Employee stock-based compensation (b)	(1,108)	(140)	(1,521)	(181)
Adjusted Selling, general and administrative expense	$ 8,112	$ 1,883	$ 15,643	$ 4,159

Adjusted Earnings per share:
Adjusted Net loss	$ (4,475)	$ (6,920)	$ (12,944)	$ (18,728)
Adjusted Weighted average shares, basic and diluted	20,050,987	469,319	18,716,332	469,319
Adjusted Basic and diluted net loss per share	$ (0.22)	$ (14.74)	$ (0.69)	$ (39.90)

Hyperion is providing adjusted information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors' understanding of the company's performance. This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP.

Explanation of adjustments:

(a) Gain from retention payment: Exclude the one-time gain related to the acquisition of the BUPHENYL product rights.

(b) Employee stock-based compensation: Exclude the non-cash employee stock-based compensation.

(c) Amortization of Intangible asset: Exclude the amortization of intangible asset related to the acquisition of the BUPHENYL product rights.

CONTACT: Sylvia Wheeler
         V.P. Investor Relations and Corporate Communications
         650 745 7834